Exhibit 99.1

Sysorex Announces Management Change

Palo Alto, CA -- Sysorex (NASDAQ: SYRX) (the “Company”), a global technology leader specializing in big data analytics and location-based mobile solutions for the private and public sectors announced a management change.

The Company has appointed Wendy Loundermon as its interim Chief Financial Officer. Ms. Loundermon replaces Will Frederick, who has resigned to pursue other interests, and management has begun the search for a permanent successor.

“We thank Will for his contributions during his time with the Company and wish him well,” said Mr. Ali.

Ms. Loundermon, age 44, comes to the position with over 20 years of financial experience. Ms. Loundermon joined the Company in 2002 and had been the CFO until October 2014. Prior to her re-appointment as Chief Financial Officer, Ms. Loundermon was serving as the Company’s Vice President of Finance and Secretary and continues to serve as President, Chief Financial Officer and Secretary of its Sysorex Government Services subsidiary. Ms. Loundermon is a CPA, and holds a Masters in Taxation and a B.S. in Accounting from George Mason University.

“Wendy is a veteran on our team since joining the Company in 2002 and was instrumental in our 2014 IPO on NASDAQ. Her previous Sysorex experience also includes our rapid expansion during 2011 through 2014, and I am confident that she will help us move through the next phase in our business," continued Mr. Ali.

About Sysorex Global Holdings Corp.

Through focused, custom technology solutions, Sysorex (NASDAQ:SYRX) provides cyber security, data analytics, custom application development, cloud solutions, Mobile/BYOD solutions and strategic outsourcing to government and commercial clients in major industries around the world. From identifying security risks to helping clients realize value from their big data strategies, Sysorex has the experience, technology, partners, and agility to be your trusted IT partner. Visit www.sysorex.com, follow @Sysorex and Like us on Facebook.

Sysorex Investor Relations Contact:

Scott Arnold

Managing Director

CorProminence LLC

377 Oak Street

Concourse 2

Garden City, NY 11530

+1-516-222-2560

www.corprominence.com

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